Exhibit 99.1

For Immediate Release	Contact:	Larry Tannenbaum
Chief Financial Officer
(650) 940-4700

February 15, 2005
Mountain View, California

IRIDEX Reports Fourth Quarter Results
Dermatology Quarterly Product Revenues Increase 20%
Full Year 2004 International Sales Increase 11%

     IRIDEX (NASDAQ/NMS:IRIX) announced sales for the fourth quarter ended January 1, 2005 of $9.1 million, up 4% from $8.8 million reported in the fourth quarter of 2003. The sales increase in the fourth quarter was facilitated by the strong market acceptance of the Company’s new dermatology dual laser system, VariLite™. Net income for the fourth quarter of 2004 was $202,000 or $0.03 per share, compared with net income of $491,000, or $0.07 per share, in the corresponding quarter of 2003.

     For the full year of 2004, sales were $32.8 million, up 4% compared with $31.7 million reported for the full year 2003. The net loss for 2004 was $402,000, or $0.06 per share, compared with net income of $371,000, or $0.05 per share, for 2003. The net loss for 2004 included a one-time charge of $1.0 million taken in the second half to establish a reserve for state sales taxes.

Sales by Product and Geography

     For the fourth quarter, dermatology sales were $1.5 million, up 20% compared with the corresponding quarter in 2003. Ophthalmology sales totaled $7.6 million, compared with $7.5 million in the fourth quarter of 2003. International sales totaled $3.4 million, up 8% from the corresponding quarter in 2003, and domestic sales grew slightly to $5.7 million compared with $5.6 million in the fourth quarter of 2003. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth.

     For the full year 2004, ophthalmology sales totaled $27.8 million, a 6% increase from $26.2 million reported for the full year 2003. Sales of dermatology products totaled $5.0 million in 2004, compared with $5.5 million for 2003. Sales in the United States were $19.9 million in 2004, down 1% from 2003. International sales in 2004 increased to $12.9 million, an 11% increase from $11.6 million in the prior year.

     “Our fourth quarter sales growth was primarily the result of the market’s strong and positive response to the Company’s new dermatology dual laser system, the VariLite,” said Theodore A. Boutacoff, President and Chief Executive Officer. “Based on current market conditions we were pleased with our yearly sales growth in ophthalmology. We believe that the recent introductions of the IQ 810™ in ophthalmology and the VariLite in dermatology will play major factors in achieving our goal of doubling our 2004 revenue growth rate in the year 2005. While the future success of the IQ 810 is somewhat predicated on the greater acceptance of infrared laser protocols such as Transpupillary Thermotherapy (TTT), we have a high level of confidence in the future performance of the VariLite as it provides greater flexibility in cosmetically treating undesired veins on the face and legs.”

New TTT Results

     Earlier this quarter at the Royal Hawaiian Eye Meeting in Kona, Hawaii, updated interim results from the TTT4CNV Clinical Trial for occult wet age-related macular degeneration (AMD) were presented. These results included an overview of the per protocol analysis (PPA), a commonly used evaluation of only the subset of enrolled patients who meet all the key eligibility criteria of the study.

     “The interim PPA results presented were similar to the interim intent-to-treat data reported at the American Academy of Ophthalmology meeting in October 2004 with the exception that the PPA showed a higher percentage of treated patients with improvement in vision,” continued Mr. Boutacoff. “For example, at 12 months, 24% of TTT treated eyes improved, compared with only 5% of sham treated eyes. This vision improvement was statistically significant. Further subgroup analyses are underway that may help us understand the effect of TTT treatment on patients with different baseline characteristics, such as levels of visual acuity.”

     “Clearly there are patients who benefit from TTT. We look forward to a complete analysis of the study data, which may provide clarity regarding the type of patients who will benefit most from the TTT protocol. Additional results will be presented at The Macula Society on February 25, 2005,” concluded Mr. Boutacoff.

Additional Financial Results

     “For the full year gross margin increased to 45.4% in 2004 compared with the 44.4% reported for the full year 2003. Gross margin in the fourth quarter of 2004 increased to 48.1% compared with 47.0% reported for the fourth quarter of 2003,” commented Larry Tannenbaum, Chief Financial Officer and Senior Vice President. “Expenses in the fourth quarter were higher than anticipated primarily due to the development and initial launch costs for the IQ 810 and VariLite. The balance sheet remains strong with cash, cash equivalents, and available for sale securities of $18.0 million, inventory turns improving to 2.0 for the year and accounts receivable days at 76. If sales continue to grow at a similar pace to what we achieved in 2004 and the newly introduced products continue to meet our average selling price expectations, gross margin and profitability should also continue to improve in 2005.”

Conference Call

     IRIDEX management will conduct a conference call today at 2:00 p.m. PST/5:00 p.m. EST to discuss fourth quarter and full year 2004 results and recent corporate developments. Interested parties may access the live conference call via telephone by dialing (800) 237-9752 US or (617) 847-8706 International and

entering code 76983194 or visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on February 15, 2005 through February 22, 2005 by dialing (888) 286-8010 US or (617) 801-6888 International and entering code 83513536. In addition, an archived version of the webcast will be available later today on the Company’s website at www.iridex.com.

About IRIDEX

     IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.

Safe Harbor Statement

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth prospects, sales, revenues, gross margins, operating efficiencies and profitability, as well as the timing of the release of results of studies related to our products, prospects for our product introductions, performance of our products, and developments in the businesses of users of our products. These statements are subject to risks and uncertainties and actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, market acceptance of the Company’s products, the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred, the Company’s ability to continue to reduce its costs and improve its operating efficiencies and the timing of the release of and actual results of studies related to our products. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. For additional risks, please see those contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1,	January 3,	January 1,	January 3,
	2005	2004	2005	2004
Sales	$9,131	$8,771	$32,810	$31,699
Cost of sales	4,735	4,647	17,922	17,628

Gross profit	4,396	4,124	14,888	14,071

Operating expenses:
Research and development	1,100	1,060	4,509	4,032
Sales, general and administrative	3,003	2,657	11,455	10,087

Total operating expenses	4,103	3,717	15,964	14,119

Income (loss) from operations	293	407	(1,076)	(48)
Interest and other income, net	107	58	319	212

Income (loss) before income taxes	400	465	(757)	164
Benefit from (provision for) income taxes	(198)	26	355	207

Net income (loss)	$202	$491	($402)	$371

Net income (loss) per common share — basic	$0.03	$0.07	($0.06)	$0.05

Net income (loss) per common share — diluted	$0.03	$0.07	($0.06)	$0.05

Shares used in per common share basic calculations	7,288	6,967	7,200	6,933

Shares used in per common share diluted calculations	7,528	7,341	7,200	7,072

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	January 1,	January 3,
	2005	2004
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$11,081	$10,541
Available-for-sale securities	3,323	5,751
Accounts receivable, net	7,404	6,548
Inventories	8,922	8,721
Prepaids and other current assets	814	934
Current deferred income taxes	1,808	972

Total current assets	33,352	33,467
Long term portion of available-for-sale securities	3,624
Property and equipment, net	852	850
Deferred income taxes	1,265	1,522

Total assets	$39,093	$35,839

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,233	$1,029
Accrued expenses	5,167	3,380
Deferred revenue	910	596

Total liabilities	7,310	5,005

Stockholders’ Equity:
Common stock	74	70
Additional paid-in capital	25,281	23,900
Accumulated other comprehensive loss	(35)	(1)
Treasury stock	(430)	(430)
Retained earnings	6,893	7,295

Total stockholders’ equity	31,783	30,834

Total liabilities and stockholders’ equity	$39,093	$35,839